Bank of America(logo)
                                               100 North Tryon Street
                                               Charlotte, NC 28255

                                               Tel 704.386.5000

Pricing Supplement No. 0228 Dated August 3, 1999      Rule 424(b)(2)
(To Prospectus dated May 21, 1998 and                 File number: 333-51367
Prospectus Supplement dated November 16, 1998)

Subordinated Medium-Term Notes, Series H
Due Nine Months or More From Date of Issue
Fixed Rate Notes

Principal Amount:                                  $  40,000,000.00
Issue Price:                       100.00%(1)      $  40,000,000.00
Commission or Discount:              1.85%         $     740,000.00
Proceeds to Corporation:            98.15%         $  39,260,000.00

Agent:                   Salomon Smith Barney, as Principal(1)

Original Issue Date:     August 20, 1999

Stated Maturity Date:    August 20, 2014

Cusip #:                 06050N-AD-7

Form:                    Book-entry only

Interest Rate:           7.750% Fixed

Interest Payment Dates:  20th of February, May, August and November,
                         commencing November 20, 1999

Discount Note:                                         No

May the Notes be redeemed by the Corporation prior
 to maturity?                                          Yes (see below)

The notes will be subject to redemption at the option of the Corporation, in whole, on the Interest Payment Date occurring August 20, 2002 and on any Interest Payment Date occurring in August, November, February and
May thereafter at a redemption price equal to 100% of the principal amount of the Notes, plus accrued interest thereon, if any, upon at least
35 calendar days prior notice to the Noteholder and the Trustee, as described in the Prospectus Supplement.

May the Notes be repaid prior to maturity at the option of the
 holder?                                                No

(1): Notes purchased by the Agent as principal may be resold to investors and other purchasers in $1,000.00 minimum denominations at varying prices relating to prevailing market prices at the time of resale as determined by Salomon Smith Barney.